Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street
New York, N.Y. 10022


       The Swatch Group Ltd. and Tiffany & Co. Announce Strategic Alliance
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Biel/Bienne  (Switzerland)  and New York,  N.Y.  (USA),  December  2, 2007 - The
Swatch Group Ltd. (SWX: UHR.VX / UHRN.VX) and Tiffany & Co. (NYSE: TIF) today announced a strategic alliance to further the development, production and worldwide distribution of TIFFANY & CO. brand watches.

Michael J. Kowalski, chairman and chief executive officer of Tiffany & Co., stated "This alliance will place TIFFANY & CO. within the distinguished collection of luxury watch brands manufactured and distributed by the Swatch Group. Nick Hayek Jr. and I began discussing possible collaboration between our two companies over a year ago and I am delighted that these discussions have led to this historic agreement. Swatch Group is the best conceivable strategic partner for Tiffany's long-planned re-entry into watch distribution. It is the leader in the high-end watch business with unparalleled distribution capabilities and experience in the luxury segment of the watch business."

Nick Hayek Jr., chief executive officer and president of the group management board of The Swatch Group Ltd., affirmed the prospects for a long-term, successful partnership, noting that "TIFFANY & CO. is a true luxury brand with a long-standing heritage in watches. The two companies will collaborate on design, engineering, manufacturing, marketing, distribution and service. In consequence, we fully expect to see TIFFANY & CO. strengthen its position among the best known and most respected watch brands worldwide."

Under the agreements announced today, Swatch Group will incorporate a new watch-making company in Switzerland. The new company will be authorized to use Tiffany's trademarks and operate under the Tiffany name. Tiffany will participate in the watch company's before-tax profits and in its governance through one seat on its board of five directors, and seats on both the product design and marketing committees. The Watch Company will be wholly-owned by Swatch Group.

Taking full advantage of the technological expertise and manufacturing capacities of the Swatch Group, the new watch company will produce a full line of TIFFANY & CO. watches, all made in Switzerland. Many of the watch designs for which Tiffany is noted will be continued and new designs will be added.

The distribution of TIFFANY & CO. watches will be made through the Swatch Group distribution network (Swatch Group affiliates, Swatch Group retail facilities and third


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party  distributors),  as well as through  Tiffany stores.  In addition,  Swatch
Group affiliates will have the right to establish and operate TIFFANY & CO. watch stores in certain markets outside the U. S. The watch stores may also offer a targeted selection of TIFFANY & CO. jewelry.

The watch company will support distribution with a significant marketing campaign. According to Tiffany's Mr. Kowalski, "Our advertising and that of the new watch company will be fully integrated and support a common objective."

The initial term of the arrangement announced today is 20 years; the term may be extended for an additional ten years if certain conditions are met.

Nicolas G. Hayek, chairman and co-founder of The Swatch Group Ltd., said that "this agreement is a pathbreaking strategic move. The Swatch Group Ltd. and Tiffany & Co. are again setting trends. It allows without any financial capital transaction the maximum utilization of manufacturing and distribution resources of both partners."

Upcoming press conference

The two companies will host a press conference in Tiffany's flagship New York store at 727 Fifth Avenue on Wednesday, December 5th at 11:00 a.m. to provide additional details about this arrangement. Participating in person will be Nick Hayek Jr. and Michael Kowalski, and, via videolink, Mr. Nicolas G. Hayek.

The Swatch Group Ltd.

Swatch Group is the world's largest producer of watches and jewelry. In 2006, the Group recorded sales of over CHF 5 billion. The watch brands of the Group are Breguet, Blancpain, Glashutte-Original, Jaquet Droz, Leon Hatot, Omega, Longines, Rado, Union, Tissot, Calvin Klein, Pierre Balmain, Certina, Mido, Hamilton, Swatch, Flik Flak and Endura. The Swatch Group has around 160 production centers, located in Switzerland. They produce all the components required to manufacture a watch, supplying the entire Swiss watch industry with the most important watch components.

The Swatch Group gives high priority to research and the development of new products and advanced technologies, and also operates in the telecommunications and automobile industries, as well as in the service sector. Through its various brands, Swatch Group is also timekeeper for the majority of the Olympics Games and international sporting events (OMEGA will be official Timekeeper and data processor for the Olympic Games in Beijing in 2008 and in London in 2012).

Tiffany & Co.

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. TIFFANY & CO. watches are distributed through more than 180 company-operated


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stores and boutiques and approximately 100 independently-operated locations. Net sales were $2.6 billion in 2006. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning objectives and expectations with respect to product development and distribution. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Tiffany & Co. 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. Neither Tiffany & Co. nor The Swatch Group Ltd. undertakes any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
---------

Tiffany Media:

Linda Buckley, Vice President - Media Relations
Tel. +1 212 277 5900, fax +1 212 277 5903
E-mail: linda.buckley@tiffany.com

Tiffany Investors:

Mark L. Aaron, Vice President - Investor Relations
Tel. +1 212 230 5301, fax +1 212 230 5341
E-mail: mark.aaron@tiffany.com

Swatch Group Media:

Beatrice Howald, Spokesperson
Tel. +41 32 343 68 33, fax +41 32 343 69 22
E-mail: press@swatchgroup.com

Swatch Investors:

Edgar Geiser, CFO
Thomas Durr, Corporate Treasurer
Tel. +41 32 343 68 11, fax +41 32 343 69 16
E-mail: investor.relations@swatchgroup.com



TIF - g



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